UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 25, 2007

(Date of Report: Date of earliest event reported)

Reflect Scientific, Inc.

(Exact name of registrant as specified in its charter)

Utah	000-31377	87-0642556
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

1270 South 1380 West, Orem, Utah 84058

 (Address of principal executive office)

Registrant's telephone number, including area code: (801) 226-4100

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

ITEM 1.01  Entry into a Material Definitive Agreement.

On September 25, 2007, the Company and John F. Dain, Nicholas J. Henneman, J F Dain & E L Dain Co – T Tee Dain Family Revocable Trust U/A Dated 12/17/2001 (the “Shareholders”) entered into an agreement to return to the Company 1,000,000 shares of its common stock previously issued to the Shareholders in relationship to the acquisition of All Temp Engineering, Inc. Under the terms of the Agreement, the Shareholders agreed to return an aggregate of 1,000,000 shares of the Company’s common stock for cancellation.  The shares were originally issued in relation to the acquisition and were returned to adjust the consideration received by Shareholders on the All Temp acquisition and to account for certain out of pocket costs paid by the Company in relation to the acquisition of All Temp.  No other changes to the acquisition of All Temp were made and the parties will continue to operate the All temp business.

This summary is qualified in its entirety by reference to the Agreement.

ITEM 9.01  Financial statements and Exhibits

(d) Exhibits.

Exhibit 10.1            Agreement by and Among Reflect Scientific, Inc. John F. Dain (“Dain”), Nicholas J. Henneman (“Henneman”), J F Dain & E L Dain Co – T Tee Dain Family Revocable Trust U/A Dated 12/17/2001

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Reflect Scientific, Inc.

By: /s/Kim Boyce

Date: September 26, 2007                                                    Kim Boyce, Chief Executive Officer